Exhibit 99.1

Tyler Technologies Reports Earnings for Second Quarter 2008

Software-Related Revenues Rise 32 Percent

DALLAS--(BUSINESS WIRE)--Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended June 30, 2008:

  Total revenues were $67.6 million, up 24.9 percent compared to $54.1 million in the same period last year. Software-related revenues (software licenses, subscriptions, software services, and maintenance) grew in the aggregate 31.5 percent for the quarter.
  On June 27, 2008, Tyler settled outstanding litigation related to two Stock Purchase Warrants (the “Warrants”) owned by Bank of America, N. A. (“BANA”). The Warrants entitled BANA to acquire 1.6 million shares of Tyler common stock at an exercise price of $2.50 per share. The Warrants expired on September 10, 2007. Prior to their expiration, BANA attempted to exercise the Warrants; however, the parties disputed whether or not BANA’s exercise was effective. Tyler filed suit for declaratory judgment seeking a court’s determination on the matter, and BANA asserted numerous counterclaims against Tyler. Following court-ordered mediation, in July 2008, BANA paid Tyler $2.0 million and Tyler issued to BANA 801,883 restricted shares of Tyler common stock. Accordingly, as a result of the settlement, Tyler recorded a non-cash legal settlement related to warrants charge of $9.0 million, which is not tax deductible, during the three months ended June 30, 2008. In addition, our balance sheet at June 30, 2008, includes a $2.0 million receivable from BANA and an increase to additional paid-in capital of $11.0 million to reflect our obligation to issue 801,883 restricted shares of common stock.
  Operating income was $10.8 million before the impact of the non-cash legal settlement related to warrants, an increase of 86.8 percent, compared with operating income of $5.8 million in the same quarter of 2007. Including the impact of the settlement, operating income for the quarter was $1.8 million.
  The effective income tax rate was 39.6 percent before the impact of the non-cash legal settlement related to warrants, compared to 39.1 percent in the second quarter of 2007. Including the impact of the settlement, the tax rate for the quarter was 87.9 percent.

  Net income was $6.7 million, or $0.17 per diluted share before the impact of the non-cash legal settlement related to warrants, an increase of 78.3 percent over the prior year’s second quarter. Net income for the three months ended June 30, 2007 amounted to $3.8 million, or $0.09 per diluted share. Including the impact of the settlement, net income for the quarter was $246,000, or $0.01 per diluted share.
  Free cash flow was negative $3.8 million (cash provided by operating activities of $171,000 minus capital expenditures of $4.0 million). For the second quarter of 2007, free cash flow was $972,000 (cash provided by operating activities of $1.9 million minus capital expenditures of $937,000). For the six months ended June 30, 2008, free cash flow was $13.0 million (cash provided by operating activities of $17.9 million minus capital expenditures of $4.9 million). For the six months ended June 30, 2007, free cash flow was $7.1 million (cash provided by operating activities of $8.8 million minus capital expenditures of $1.7 million). Capital expenditures for the three and six month periods ended June 30, 2008, include $2.2 million related to acquisitions of real estate for the company’s current and future office requirements. Excluding the real estate acquisitions, free cash flow for the six months ended June 30, 2008 was $15.2 million.
  EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $13.8 million before the impact of the non-cash legal settlement related to warrants. EBITDA for the second quarter of 2007 totaled $8.4 million. Including the impact of the settlement, EBITDA for the quarter was $4.8 million.
  Gross margin was 43.1 percent, compared to 37.6 percent in the quarter ended June 30, 2007. Sequentially, gross margin for the second quarter improved from 36.7 percent in the first quarter of 2008.
  Selling, general and administrative expenses were $15.4 million (22.8 percent of revenues), compared to $12.8 million (23.6 percent of revenues) in the same quarter last year. Sequentially, SG&A expenses as a percentage of revenue decreased from 24.9 percent for the first quarter of 2008.
  Share-based compensation expense for the second quarter, related to share-based awards under SFAS No. 123R, totaled $905,000, of which $81,000 was included in cost of revenues and $824,000 was included in selling, general and administrative expenses. For the second quarter of 2007, share-based compensation expense was $575,000, of which $56,000 was included in cost of revenues and $519,000 was included in selling, general and administrative expenses.
  Total backlog was $238.0 million at June 30, 2008, compared to $242.4 million at March 31, 2008 and $203.9 million at June 30, 2007. Software-related backlog (excluding appraisal services) was $215.1 million, an increase of 15.6 percent compared to $186.0 million at June 30, 2007.
  Tyler has no debt and ended the second quarter of 2008 with $43.8 million in cash and investments.

Revenues for the six months ended June 30, 2008 increased 21.5 percent to $126.9 million from $104.4 million in 2007. Operating income for the first half of 2008, before the impact of the non-cash legal settlement related to warrants, increased 67.1 percent to $15.5 million, compared to $9.3 million in the first half of 2007. Including the impact of the settlement, operating income for the first six months of 2008 was $6.5 million. Net income for the six months ended June 30, 2008 was $9.8 million, or $0.25 per diluted share before the impact of the non-cash legal settlement related to warrants, compared to net income of $6.2 million, or $0.15 per share, for the comparable period of 2007. Including the impact of the settlement, net income for the six months was $3.4 million, or $0.09 per diluted share.

“We are extremely pleased with Tyler’s core financial results for the second quarter of 2008, which exceeded our expectations and, by most measures, represented our best quarter ever,” said John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “Total revenues reached a new high, increasing 25 percent from the second quarter of 2007 and almost 14 percent sequentially from the first quarter of this year. Our software license revenue grew by approximately 43 percent from the same period last year and set a new quarterly record, reflecting strong demand for our financial management and education solutions and larger average contract size. Increased delivery capacity associated with our courts and justice software solutions also contributed to growth in licenses, as well as a 29 percent increase in total software services. Our appraisal services revenues declined, as expected, approximately 27 percent from the same quarter last year and almost 5 percent from the first quarter of 2008, as we reached what we believe is the bottom of the revaluation cycle in certain states.

“Our results include the impact of the non-cash settlement related to expired warrants, in which we obtained a favorable result for our shareholders. Under the settlement, only one-half of the original 1.6 million shares pertaining to the warrants were issued, allowing Tyler to retain approximately $9.0 million in shareholder value. Unfortunately, while this settlement is not related to our core operating results, accounting rules dictate that the issuance of shares in this circumstance be recorded as a $9.0 million non-cash expense. In addition, because the expense is not deductible for taxes, the accounting for the settlement results in an unusually high effective tax rate for the quarter and the year,” commented Mr. Marr. “Excluding this item, which we do not believe is relevant to our core business operations, we generated record quarterly operating profit, net income and earnings per share. In addition, SG&A expenses as a percentage of revenue declined from the same period in 2007 and from the first quarter of this year, as we emphasize control over expenses and leverage our overhead as we grow revenues.

“Free cash flow for the second quarter decreased by $4.8 million from the same period last year largely due to increased capital spending for real estate as we began to make strategic investments to ensure that we have facilities to accommodate planned long-term growth in markets where we have significant skilled workforces,” continued Mr. Marr. “During the second quarter, we purchased land in Lubbock, Texas, and plan to begin construction during the third quarter on a new office complex that will eventually house up to 350 employees. In addition, in July we purchased for $12.7 million an office building and land in Yarmouth, Maine. We have leased that building to third-party tenants through 2011, at which time we expect to begin occupying the facility. Finally, during the second half of 2008 we plan to purchase for approximately $10 million an office building that we currently occupy in Falmouth, Maine. None of these real estate investments are expected to preclude us from taking advantage of other opportunities to invest our cash in growing our business, and it is possible that we will leverage our real estate in the future.

“Our cash and investments balance remained strong at approximately $44 million heading into the third quarter, which is historically our highest cash-generating quarter,” added Mr. Marr. “We continue to maintain an active stock repurchase program, and during the second quarter of 2008 we repurchased approximately 283,000 shares at a total cost of $3.9 million. Year-to-date, we have repurchased 1.1 million shares for a total of $14.4 million.

“We continue to experience strong demand for our products and services. While we remain vigilant to changes in the marketplace resulting from current economic conditions, our current view of the market is generally unchanged. Customer purchasing activity is at normal levels and we believe our focus on continually improving our strong competitive position enables us to continue to build market share. Taking into account our strong results for the first half of the year and leading indicators for the second half of the year, we have revised our guidance upward for the full year 2008,” Mr. Marr concluded.

Annual Guidance for 2008

Total revenues for 2008 are currently expected to be in the range of $261 million to $266 million. Tyler expects to have diluted earnings per share of approximately $0.51 to $0.55 before the impact of the non-cash settlement related to stock purchase warrants and $0.29 to $0.33 including the effect of the settlement. These estimates include assumed pretax expense for the year of approximately $3.5 million, or $0.07 per share after taxes, related to stock options and the Company’s stock purchase plan. The Company currently estimates that its effective income tax rate for 2008 will be approximately 52.5 percent (39.2 percent excluding the effect of the settlement).

Tyler expects that free cash flow for the year 2008 will be between $9.5 million and $15.5 million (cash provided by operations of $42.5 million to $47.5 million minus capital expenditures of between $32.0 million and $33.0 million, including acquisitions of real estate of approximately $27.5 million).

Tyler Technologies will hold a conference call on Friday, July 25 at 12:00 p.m. Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (888) 599-8686 (U.S. dialers) and (913) 312-0971 (international dialers). Please reference passcode 4785117. A replay of the call will be available two hours after the completion of the call through August 1, 2008. To access the replay, please dial (888) 203-1112 (U.S. dialers) and (719) 457-0820 (international dialers) and reference passcode 4785117. The live webcast and archived replay can also be accessed on the Company’s Web site at www.tylertech.com.

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 7,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Tyler has been named one of “America’s 200 Best Small Companies” by Forbes Magazine and one of “America’s 100 Most Trustworthy Companies” by Audit Integrity, an independent research firm. More information about Tyler Technologies can be found at www.tylertech.com.

Non-GAAP Measures:

This press release discloses the financial measures of EBITDA and free cash flow as well as operating income, net income, earnings per share and EBITDA excluding the effects of a non-cash legal settlement related to warrants. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe EBITDA and free cash flow are widely used by investors, analysts, and other users of our financial statements to analyze operating performance, provide meaningful comparisons to prior periods and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Therefore, management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations. In addition, Tyler currently has no outstanding warrants or other convertible securities, and we believe the facts and circumstances underlying the legal settlement related to warrants are of a non-recurring nature. We believe excluding the effect of the non-cash legal settlement related to warrants from operating income, net income, earnings per share and EBITDA provides meaningful comparisons to prior periods and to compare our results to those of other companies.

Tyler Technologies, Inc. has included in this press release "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company's customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

TYLER TECHNOLOGIES, INC.
CONDENSED INCOME STATEMENTS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Software licenses	$11,905	$8,354	$20,274	$16,286
Subscriptions	3,712	2,468	6,977	4,713
Software services	19,848	15,392	36,373	28,341
Maintenance	25,900	20,455	50,749	40,394
Appraisal services	4,378	6,007	8,960	11,587
Hardware and other	1,826	1,436	3,587	3,123
Total revenues	67,569	54,112	126,920	104,444

Cost of revenues:
Software licenses	2,564	1,974	4,767	3,932
Acquired software	461	427	897	821
Software services, maintenance and subscriptions	31,123	26,239	61,567	50,882
Appraisal services	3,004	4,096	6,171	8,092
Hardware and other	1,328	1,039	2,626	2,358
Total cost of revenues	38,480	33,775	76,028	66,085

Gross profit	29,089	20,337	50,892	38,359

Selling, general and administrative expenses	15,418	12,781	30,170	25,757
Research and development expense	2,253	1,404	4,069	2,627
Amortization of customer and trade name intangibles	591	356	1,158	703
Non-cash legal settlement related to warrants	9,045	-	9,045	-
Operating income	1,782	5,796	6,450	9,272

Other income, net	244	364	646	811
Income before income taxes	2,026	6,160	7,096	10,083
Income tax provision	1,780	2,410	3,724	3,932
Net income	$246	$3,750	$3,372	$6,151

Earnings per common share:
Basic	$0.01	$0.10	$0.09	$0.16
Diluted	$0.01	$0.09	$0.09	$0.15

Weighted average common shares outstanding:
Basic	38,087	38,540	37,945	38,571
Diluted	39,633	41,448	39,471	41,651

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

Reconciliation of EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income	$246	$3,750	$3,372	$6,151
Amortization of customer and trade name intangibles	591	356	1,158	703
Depreciation and other amortization included in cost of
revenues and selling, general and administrative expenses	2,394	2,249	4,763	4,451
Interest income included in other income, net	(233)	(375)	(668)	(782)
Income tax provision	1,780	2,410	3,724	3,932
EBITDA	$4,778	$8,390	$12,349	$14,455

Reconciliation of net income and EBITDA before non-cash legal settlement related to warrants

	Three Months Ended		Six Months Ended
	June 30, 2008		June 30, 2008
	Amount	Diluted Earnings Per Share	Amount	Diluted Earnings Per Share
Net income	$246	$0.01	$3,372	$0.09
Non-cash legal settlement related to warrants	9,045	0.23	9,045	0.23
Income tax provision	(2,603)	(0.07)	(2,603)	(0.07)
Net income before non-cash legal settlement related to warrants	6,688	$0.17	9,814	$0.25

Amortization of customer and trade name intangibles	591		1,158
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,394		4,763
Interest income included in other income, net	(233)		(668)
Income tax provision	4,383		6,327
EBITDA before non-cash legal settlement	$13,823		$21,394

TYLER TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2008 (unaudited)	December 31, 2007
ASSETS

Current assets:
Cash and cash equivalents	$33,012	$9,642
Restricted cash equivalents	5,082	4,462
Short-term investments available-for-sale	50	41,590
Accounts receivable, net	77,633	63,965
Warrants settlement receivable	2,005	-
Other current assets	12,381	9,050
Deferred income taxes	1,922	2,355
Total current assets	132,085	131,064

Accounts receivable, long-term portion	460	398
Property and equipment, net	13,220	9,826
Non-current investments available-for-sale	5,650	-

Other assets:
Goodwill and other intangibles, net	116,682	100,045
Other	191	175

Total assets	$268,288	$241,508

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$23,948	$22,860
Deferred revenue	92,973	73,714
Total current liabilities	116,921	96,574

Deferred income taxes	9,069	7,723
Shareholders' equity	142,298	137,211

Total liabilities and shareholders' equity	$268,288	$241,508

TYLER TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six months ended June 30,
	2008	2007
Cash flows from operating activities:
Net income	$3,372	$6,151
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	5,921	5,154
Non-cash legal settlement related to warrants	9,045	-
Share-based compensation expense	1,621	1,073
Changes in operating assets and liabilities, exclusive of effects of acquired companies	(2,020)	(3,597)
Net cash provided by operating activities	17,939	8,781

Cash flows from investing activities:
Proceeds from sale of short-term investments	44,515	7,806
Purchases of short-term investments	(8,625)	(9,600)
Cost of acquisitions, net of cash acquired	(13,923)	(5,086)
Investment in software development costs	-	(105)
Additions to property and equipment	(4,912)	(1,598)
(Increase) decrease in restricted investments	(620)	500
Decrease in other	9	43
Net cash provided by (used by) investing activities	16,444	(8,040)

Cash flows from financing activities:
Purchase of treasury shares	(12,646)	(11,131)
Contributions from employee stock purchase plan	574	570
Proceeds from exercise of stock options	692	1,268
Excess tax benefits from share-based compensation expense	367	265
Net cash used by financing activities	(11,013)	(9,028)

Net increase (decrease) in cash and cash equivalents	23,370	(8,287)
Cash and cash equivalents at beginning of period	9,642	17,212

Cash and cash equivalents at end of period	$33,012	$8,925

CONTACT:
Tyler Technologies, Inc.
Brian K. Miller, 972-713-3720
Executive Vice President & CFO
brian.miller@tylertech.com